EXHIBIT 16




March 24, 1997

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC 20549

Gentlemen:

We have read Item 4 of Form 8-K dated March 24, 1997, of Double River Oil & Gas Co. and are in agreement with the statements contained in the 4 paragraphs on the page therein. We have no basis to agree or disagree with other statements of the registrant contained therein.




                                                     Ernst & Young LLP